EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                   CONTACT: Elaine Chin
                                                                 SBE, Inc.
                                                                 (925) 355-7604
                                                                 ychin@sbei.com


                 SBE ANNOUNCES PRESIDENT AND CEO RETIREMENT AND
                      NAMES INDUSTRY VETERAN AS NEW LEADER


SAN RAMON, CA, OCTOBER 14, 2004--SBE, Inc. (NASDAQ: SBEI) today announced the retirement of William B. Heye, Jr. as President and CEO, effective December 31, 2004. Daniel B. Grey, SBE's Senior Vice President of Sales and Marketing, was selected by the Board of Directors to serve as SBE's new President and CEO, effective January 1, 2005. Grey and Heye will work together to ensure a smooth transition over the next couple of months.

Mr. Heye's retirement ends a 13-year career at the helm of SBE. He intends to remain on the Board of Directors until at least the remainder of his elected term, which continues into 2006. Speaking on behalf of the Board of Directors, SBE's Chairman of the Board, Ronald J. Ritchie said, "We appreciate Bill's dedicated service and leadership during his tenure at SBE, and wish him well as he moves on to the next phase in his life."

"The Board is pleased that SBE has a strong veteran with a proven record of success on its executive team poised to assume the top leadership role," stated Ritchie. "Since Dan's return in 2001, he has implemented a strategic customer focus resulting in over 23 design wins. With Dan's demonstrated leadership and entrepreneurial skills along with the capable management team already in place, the Board is confident that SBE is well positioned to conquer the challenges ahead in achieving global growth and expansion of the business."

A 25-year veteran of the networking and communications industry, Mr. Grey, 49, served as Director of Western Sales for SBE from 1989 to 1996. In 2001, Mr. Heye recruited Grey to return as Senior Vice President of Sales and Marketing. Along with his experience at SBE, Grey has achieved successful sales growth in senior level management positions with SBS Technologies (NASDAQ: SBSE), Performance Technologies (NASDAQ: PTIX), Force Computers, and Mizar.


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a) About SBE

SBE architects and provides network communications solutions for an extensive range of applied computing applications. SBE offers a robust portfolio of standards-based WAN, LAN, Storage network interface cards (NICs) as well as communications controllers designed to enable optimal performance and rapid deployment across a full spectrum of next generation networking systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available about SBE at www.sbei.com.

For more information, contact:

SBE, INC.
Elaine Chin
(925) 355-7604
ychin@sbei.com

# # #

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about new product features, market opportunity for new products, and the demand for services that may be offered by SBE's customers. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to risks related to rapidly changing product requirements, the introduction of new products, market acceptance of the Company's products, and reliance on strategic partners. These factors and others are more fully discussed in the documents SBE files with the Securities and Exchange Commission, including SBE's Annual Report on Form 10-K.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.